Mr. Mark A. Wilkerson
Senior Vice President and Chief Marketing Officer
Columbus Life Insurance Company
400 East Fourth Street
Cincinnati, Ohio  45202


     Re: Administrative Services

Dear Mr. Wilkerson:

Columbus Life Insurance Company ("Life Company") will invest in one or more series funds (each a "Portfolio") of the BT Insurance Funds Trust ("Trust") as the underlying funding vehicle for certain variable annuity contracts and variable life insurance policies (collectively, the "Contracts) issued by Life Company. Bankers Trust Company ("Bankers Trust") serves as the investment adviser to the Trust and in such capacity provides investment advisory and administrative services to the Trust and its Portfolios.

     Life Company hereby agrees to provide the services enumerated herein on a sub-administration basis to owners of Contracts ("Contract Owners") who are the beneficial owners of shares of the Portfolios. Such services shall consist of the following:

     1. Providing necessary personnel and facilities to establish and maintain Contract Owner accounts and records.

     2. Recording and crediting debits and credits to the accounts of Contract Owners.

     3. Paying the proceeds of redemptions to Contract Owners either by check or by wire.

     4. Furnishing Fund prospectuses, proxy statements, annual and semi-annual reports to shareholders and other communications from the Fund to Contract Owners.

     5. Performing such shareholder servicing as may be required, which shall include but not be limited to, responding to questions regarding account balances and other account inquiries.

     6.   Federal and state income tax withholding and reporting.

     7. Providing such other assistance and services as may reasonably be requested by the Fund.

     In recognition of Life Company providing such services and the administrative cost savings to the Portfolios and the Trust, the Bankers Trust will pay Life Company the fees set forth in Exhibit A hereto ("Fees").

     In the event that the investment advisory and/or administration fees paid by the Portfolio to Bankers Trust are reduced by the Board of Trustees of the Trust pursuant to an amendment of the applicable agreement, or because, in good faith opinion of the Trust, based upon an opinion of counsel reasonably acceptable to Life Company, such payments are, will or may be in contravention or violation of any law, rule, regulation, court decision or order, or out-of-court settlement of actual or threatened litigation or enforcement position of any regulatory body having jurisdiction over the Trust (taken together, "Change in Law"), the Fees shall be adjusted accordingly to conform to such Change in Law on terms and conditions deemed fair and equitable by Bankers Trust.

     Either party may terminate this Agreement, without penalty, on 60 days' written notice to the other party; except that the Fees set forth in Exhibit A shall continue as long as the assets underlying the Contracts issued by Life Company are allocated to the Trust. Unless so terminated, this Agreement shall continue in effect for so long as Bankers Trust, or its successor(s) in interest, continues to perform in an advisory capacity for the Trust and for so long as any Contract values or any monies attributable to Life Company are in the Trust.

     Each party hereto shall indemnify and hold harmless ("Indemnifying Party") the other party and each of its officers, directors, trustees, employees, and agents (individually and collectively and "Indemnified Party") from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) ("Loss") arising out of (i) any violation by the indemnifying Party of any law, rule, regulation, court order or enforcement position of any regulatory body having jurisdiction over either party, (ii) the Indemnifying party's performance of or failure to perform its obligations under, or in connection with this Agreement except that an Indemnifying Party shall have no liability to the extent such Losses result from the negligence, willful misconduct or breach of this of this Agreement by an Indemnified Party. In no event shall any party be liable for any special, consequential, or incidental damages. The indemnification under this Agreement is in addition to (but not duplicative of), and not in lieu of, any indemnification provided under any Fund Participation Agreement entered into between the parties.

     If you are in agreement with the foregoing, please sign a copy and return it to the undersigned.

Sincerely,

BANKERS TRUST COMPANY                       Accepted and Agreed:
                                            COLUMBUS LIFE INSURANCE COMPANY


By: _________________________               By: ___________________________
    _________________________                   Mark A. Wilkerson
    _________________________                   Senior Vice President and
                                                Chief Marketing Officer


Date:  ______________________               Date:  ________________________


                                  Page 2 of 2